Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2009, relating to the consolidated financial statements of CoBiz Financial Inc. and Subsidiaries and the effectiveness of CoBiz Financial Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of CoBiz Financial Inc. and Subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Denver, Colorado

 September 24, 2009